Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

EXPRESSION DIAGNOSTICS, INC.

EXPRESSION DIAGNOSTICS, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A.                                    The name of the corporation is Expression Diagnostics, Inc. The corporation was originally incorporated under the name “Hippocratic Engineering, Inc.” and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware is December 21, 1998.

B.                                    Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation amends and restates the provisions of the Certificate of Incorporation of this corporation.

C.                                    The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

ONE.                                                                   The name of the corporation is Expression Diagnostics, Inc.  (the “Corporation” or the “Company”).

TWO.                                                                The name and address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801.  The name of the registered agent at such address is The Corporation Trust Company.

THREE.                                                  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares which the Corporation is authorized to issue is 35,000,000 shares of Common Stock (the “Common Stock”) and 24,956,954 shares of Preferred Stock, of which 5,100,000 shares are designated Series F Preferred (the “Series F Preferred”), 5,872,664 shares are designated Series E Preferred (the “Series E Preferred”), 6,614,857 shares are designated Series D Preferred Stock (the “Series

D Preferred”), 5,828,660 shares are designated Series C Preferred Stock (the “Series C Preferred”), 994,773 shares are designated Series B Preferred Stock (the “Series B Preferred”) and 546,000 shares are designated Series A Preferred Stock (the “Series A Preferred”). The Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred are referred to collectively as the “Preferred Stock.”  The Common Stock and Preferred Stock shall each have a par value of $0.001 per share.

The rights, preferences, privileges and restrictions granted to or imposed upon the Preferred Stock are as follows:

FOUR.                                                           Dividends.  The holders of the Preferred Stock shall be entitled to receive dividends out of funds legally available therefor, at the annual rate of $0.175, $0.545, $0.175, $0.233, $0.324 and $0.359  per share of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred, respectively, held by them (each as adjusted for stock splits, stock dividends, recapitalizations, and similar events) prior and in preference to the declaration or payment of any dividend or other distribution (payable other than in Common Stock) with respect to the Common Stock per calendar year, when, as and if declared by the Board of Directors of the Corporation (the “Board”). Such dividends shall not be cumulative and no right to such dividends shall accrue to holders of Preferred Stock unless declared by the Board. No dividends or other distributions shall be made in any calendar year with respect to the Common Stock, other than dividends payable solely in Common Stock, unless dividends shall have been paid or declared and set apart for payment, on account of all shares of Preferred Stock then issued and outstanding, at the aforesaid rate for such calendar year.

FIVE.                                                                Liquidation Preference.

A.                                    Series F Preferred Preference.  In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (each a “Liquidation Event”), the holders of Series F Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Series E Preferred and Series D Preferred (collectively, the “Series D and E Preferred”) or the Series C Preferred, Series B Preferred, and Series A Preferred (collectively, the “Series A, B and C Preferred”) or Common Stock by reason of their ownership thereof, the amount of $5.124 per share (as adjusted for stock splits, stock dividends, recapitalizations, and similar events) for each share of Series F Preferred then held and, in addition, an amount equal to all declared but unpaid dividends on such shares of Series F Preferred. If the assets and funds thus distributed among the holders of the Series F Preferred are insufficient to permit the payment to such holders of their full preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series F Preferred in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Article 5.A.

B.                                    Series D and E Preferred Preference.  In the event of any Liquidation Event, after payment to the holders of the Series F Preferred of the amounts set forth in Section A above, the holders of Series D and E Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Series A, B and C Preferred or Common Stock by reason of their ownership thereof, the amounts of $3.33 and $4.63 per share (as adjusted for stock splits, stock dividends, recapitalizations, and similar events) for each share of Series D Preferred and Series E Preferred, respectively, then held and, in addition, an amount equal to all declared but unpaid dividends on such shares of Series D and E Preferred. If the assets and funds thus distributed among the holders of the Series D and E Preferred are insufficient to permit the payment to such holders of their full preferential amount, then the entire assets and funds of the Corporation legally available for distribution after the payment in full of all amounts required to be paid under Section A above shall be distributed ratably among the holders of Series D and E Preferred in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Article 5.B.

C.                                    Other Preferred Preference.  In the event of any Liquidation Event, after payment to the holders of the Series F Preferred, and the Series D and E Preferred of the amounts set forth in Sections A and B above, the holders of the Series A, B and C Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock by reason of their ownership thereof, the amounts of $2.50, $7.75, and $2.50 per share for each share of Series A Preferred, Series B Preferred, and Series C Preferred, respectively, then held (each as adjusted for stock splits, stock dividends, recapitalizations, and similar events) and, in addition, an amount equal to all declared but unpaid dividends on such shares of Series A Preferred, Series B Preferred, and Series C Preferred, respectively. If the assets and funds thus distributed among the holders of the Series A, B and C Preferred are insufficient to permit the payment to such holders of their full preferential amount, then the entire assets and funds of the Corporation legally available for distribution after the payment in full of all amounts required to be paid under Sections A and B above shall be distributed ratably among the holders of Series A, B and C Preferred in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Article 5.C.

D.                                    Remaining Assets.  After payment to the holders of the Preferred Stock of the amounts set forth in Sections A, B and C above, the remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

E.                                     Reorganization or Merger.  For purposes of this Article Five, a “Liquidation Event” shall be deemed to be occasioned by, or to include, (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation) to which the Corporation is party, other than a transaction or series of transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction or series of transactions continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the surviving or acquiring entity outstanding immediately after such transaction or series of transactions and (ii) a sale, lease or other conveyance of all or substantially all of the assets of the Corporation, including without limitation, the exclusive license of all or substantially all of the Company’s intellectual property.

F.                                      Non-Cash Consideration.  If any assets of the Corporation distributed to stockholders in connection with any Liquidation Event are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board, except that any securities to be distributed to stockholders in a Liquidation Event shall be valued as follows:

1.                                      The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

(i)                                     if the securities are then traded on a national securities exchange or quoted on the Nasdaq Global Market or Nasdaq Small Cap Market (or a similar quotation system), then the value shall be deemed to be the average of the closing sale prices of the securities on such exchange or system over the 30-day period ending three days prior to the distribution; and

(ii)                                  if the securities are actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the distribution; and

(iii)                               if there is no active public market, then the value shall be the fair market value thereof, as determined in good faith by the Board.

2.                                      The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subsections (i), (ii) or (iii) of Section E(1) above to reflect the approximate fair market value thereof, as determined in good faith by the Board.

G.                                    Consent to Certain Distributions. As authorized by Section 402.5(c) of the California Corporations Code, if Section 502 or Section 503 of the California Corporations Code is applicable to a payment made by the Corporation, then such applicable section or sections shall not apply (i) if such payment is a payment made by the Corporation in connection with repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries at a price not greater than the amount paid by such person for such shares upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, or (ii) to repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right.

SIX.                                                                        Conversion.  The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

A.                                    Right to Convert.  Each share of Preferred Stock shall be convertible, at the option of and without the payment of any additional consideration by the holder thereof, at any time into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Issuance Price (as defined below) by the applicable Conversion Price (as defined below) in effect at the time of conversion. The Issuance Price for the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred shall be $2.50, $2.50, $2.50, $3.33, $4.63 and $5.124, respectively. The Conversion Price for the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred shall initially be $2.50, $1.96099857, $2.50, $3.33, $4.63 and $5.124, respectively, subject to adjustment as provided below. The number of shares of Common Stock into which a share of a particular series of Preferred Stock is convertible is hereinafter referred to as the “Conversion Rate” of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred, as applicable.

B.                                    Automatic Conversion.  Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective Conversion Rate (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement on Form S-1 or any successor form under the Securities Act of 1933, as amended (the “Act”), covering the offer and sale of Common Stock for the account of the Corporation to the public with aggregate gross proceeds to the Corporation in excess of $40,000,000 and a pre-money valuation (defined as the product of (A) of the number of shares of Common Stock outstanding immediately prior to the closing of such offering, treating all outstanding shares of Preferred Stock as converted into Common Stock, multiplied by (B) the price to public in such offering), of at least $200,000,000, or (ii) upon the affirmative vote of the holders of at least 66 2/3% of the shares of Preferred Stock then outstanding, voting together as a single class on an as converted basis.

C.                                    Mechanics of Conversion.  Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section B above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, further, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with the loss of such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared or accumulated but unpaid dividends on such converted Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or in the case of automatic conversion in connection with an underwritten public offering, immediately prior to the closing of the offering, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date, provided, however, that if the conversion is in connection with an underwritten offering of securities registered pursuant to the Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of the sale of such securities.

D.                                    Adjustments to Conversion Price for Dilutive Issues.

1.                                      Special Definitions. For purposes of this Section D, the following definitions shall apply:

(i)                                     “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (defined below).

(ii)                                  “Original Issue Date” shall mean the date on which the first share of Series F Preferred was issued by the Corporation.

(iii)                               “Convertible Securities” shall mean any evidences of indebtedness, shares (other than the Common Stock) or other securities convertible into or exchangeable for Common Stock.

(iv)                              “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section D(2), deemed to be issued) by the Corporation, other than:

(A)                               shares of the Corporation’s Common Stock issued upon conversion of the Preferred Stock;

(B)                               shares issued pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets, or other reorganization in each case approved by the Board;

(C)                               shares of the Corporation’s Common Stock (or related options) issued to employees, officers, directors, consultants, or other persons performing bona fide services for the Corporation pursuant to any stock purchase or stock option plans or agreements or arrangement approved by the Board;

(D)                               shares issued to financial institutions or lessors in connection with commercial credit transactions, lease of equipment, or similar transactions, the primary purpose of which is other than equity financing, as approved by the Board;

(E)                                shares of the Corporation’s Common Stock issued in connection with any stock split or stock dividend by the Corporation;

(F)                                 shares of the Corporation’s capital stock issued pursuant to options, warrants, notes or other rights to acquire securities of the Corporation outstanding on the date of this Certificate; and

(G)                               shares issued in a public offering in connection with which all of the Preferred Stock will be automatically converted pursuant to Section B.

2.                                      Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time and without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section D(4) hereof) of such Additional Shares of Common Stock would be less than the applicable Conversion Price for such series of Preferred Stock, in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(i)                                     except pursuant to subsection (ii) below, no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(ii)                                  if any Options or Convertible Securities (whether or not they were deemed Additional Shares of Common Stock when issued) by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii)                               upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(A)                               in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(B)                               in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such exercised Options, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(iv)                              no readjustment pursuant to clause (ii) or (iii) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (A) the Conversion Price on the original adjustment date, or (B) the Conversion Price that would have resulted from any issuance or deemed issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

3.                                      Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event this Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section D(2) hereof) after the Original Issue Date without consideration or for consideration per share less than the Conversion Price for a series of Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price for such series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest hundredth of a cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue (including shares issuable upon exercise, conversion or exchange of any outstanding Options or Convertible Securities, as the case may be) plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price in effect immediately prior to such issue; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue (including shares issuable upon exercise, conversion or exchange of any outstanding Options or Convertible Securities, as the case may be) plus the number of such Additional Shares of Common Stock so issued.

4.                                      Reserved.

5.                                      Determination of Consideration. For purposes of this Section D, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(i)                                     Cash and Property:  Such consideration shall:

(A)                               insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation;

(B)                               insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board irrespective of any accounting treatment, except that any securities shall be valued as provided in Article FIVE, Section F.1.

(C)                               in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board.

(ii)                                  Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section D(2) hereof, relating to Options and Convertible Securities, shall be determined by dividing:

(A)                               the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(B)                               the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

E.                                     Fractional Shares.  In lieu of any fractional shares to which the holder of Preferred Stock would otherwise be entitled upon conversion to Common Stock, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock as determined by the Board. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

F.                                      Adjustment of Conversion Price.  After the date of this Certificate of Incorporation, the Conversion Price of each series of Preferred Stock shall be subject to adjustment from time to time as follows:

1.                                      If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price of each series of Preferred Stock shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of any shares of such series of Preferred Stock shall be increased in proportion to such increase of outstanding shares. The provisions of this Section F(1) shall similarly apply to successive stock dividends, subdivisions and stock splits.

2.                                      If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination or reclassification of the outstanding shares of Common Stock, then, on the effective date of such combination or reclassification, the Conversion Price of each series of Preferred Stock shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of any shares of such series of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares. The provisions of this Section F(2) shall similarly apply to successive combinations or reclassifications.

3.                                      In case the Corporation shall declare a cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock), then, in each such case, the holders of the Preferred Stock shall, concurrently with the distribution to holders of Common Stock, receive a like distribution based upon the number of shares of Common Stock into which such Preferred Stock is then convertible. The provisions of this Section F(3) shall similarly apply to successive dividends and distributions.

4.                                      In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the Corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares covered by the sections above), or the consolidation or merger of the Corporation with or into another person (other than a Liquidation Event), the shares of Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the surviving corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition such holder had converted its shares of Preferred Stock into Common Stock. The provisions of this Section F(4) shall similarly apply to successive reorganizations, reclassification, consolidations, mergers, sales or other dispositions.

5.                                      All calculations under this Section F shall be made to the nearest hundredth of a cent.

G.                                    Minimal Adjustments.  No adjustment in the Conversion Price for any series of Preferred Stock need be made if such adjustment would result in a change in the Conversion Price of less than $0.0001. Any adjustment of less than $0.0001 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.0001 or more in the Conversion Price.

H.                                   No Impairment.  The Corporation will not, through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Article 7 and the other Articles hereof and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of Preferred Stock against impairment. This provision shall not restrict the Corporation’s right to amend its Certificate of Incorporation with the requisite stockholder consent.

I.                                        Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Article Six, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s shares of Preferred Stock.

J.                                        Notices of Record Date.  In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the Corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right. In the event that the Corporation shall propose at any time to effect a Liquidation Event, then the Corporation shall mail to all holders of Preferred Stock at least twenty (20) days prior to the date of such Liquidation Event, a notice specifying the date on which the Liquidation Event will occur and describing the material terms of such Liquidation Event.

K.                                   Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

L.                                     Notices.  Any notice required by the provisions of this Article Six to be given to any holder of Preferred Stock shall be deemed given five (5) days following its deposit in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the Corporation’s books.

SEVEN.                                                    Voting Rights.

A.                                    Generally.  The holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which each share of such Preferred Stock could be converted on the record date for the vote or written consent of stockholders and, except as otherwise required by law, shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holder of each share of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation and shall vote with holders of the Common Stock upon all matters submitted to a vote of stockholders, except as required by law or set forth herein. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Preferred Stock held by each holder could be converted) shall be disregarded. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

B.                                    Authorized Number of Shares of Common Stock.  Subject to Article Eight hereof, pursuant to Section 242(b)(2) of the General Corporation Law of the State of Delaware, the authorized number of shares of Common Stock may be increased or decreased (but not decreased below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the shares of Preferred Stock and Common Stock, voting together as a single class, and without the affirmative vote of the holders of a majority of the shares of Common Stock, voting as a separate class.

C.                                    Directors.

(i)                                     Number of Directors. Except to the extent the size of the Board may be reduced by Section C(iii), there shall be eight (8) directors of the Corporation.

(ii)                                  Election by Class. The directors shall be elected as follows:

(A)                               Three directors (the “Series C Directors”) shall be elected by the holders of the outstanding shares of Series C Preferred, voting together as a separate class.

(B)                               One director (the “Series D and Series E Director”) shall be elected by the holders of the outstanding shares of Series D Preferred and Series E Preferred, voting together as a single class.

(C)                               One director (the “Series F Director”) shall be elected by the holders of the outstanding shares of Series F Preferred, voting together as a single class.

(D)                               Three directors (the “Joint Directors”) shall be elected by the holders of the outstanding shares Common Stock, Series A Preferred and Series B Preferred, voting together as a single class, on an as-converted to Common Stock basis.

(iii)                               Removal of Directors, Reduction of Number of Directors.

(A)                               If at any time there are fewer than 100,000 shares (as adjusted for stock splits, stock dividends, recapitalizations and similar events) of Series C Preferred outstanding (i) the right of the holders of the shares of Series C Preferred to elect the Series C Directors will terminate, (ii) the term of office of the Series C Directors will automatically terminate, and (iii) the authorized number of directors shall be reduced by three. In addition, a Series C Director may be removed by vote or written consent of a majority of the shares of Series C Preferred then outstanding, voting as a separate series; provided, however, that such Series C Director may not be removed under this sentence (unless the entire board is removed) when the votes cast against removal, or not consenting in writing to the removal, would be sufficient to elect such Series C Director if voted cumulatively at an election at which the same total number of votes were cast (or, if the action is taken by written consent, all shares entitled to vote were voted) and the entire number of Series C Directors authorized at the time of the Series C Director’s most recent election were then being elected.

(B)                               If at any time there are fewer than 100,000 shares (as adjusted for stock splits, stock dividends, recapitalizations and similar events) of Series D Preferred and Series E Preferred outstanding (i) the right of the holders of the shares of Series D Preferred and Series E Preferred to elect the Series D and Series E Director will terminate, (ii)  the term of office of the Series D and Series E Director will automatically terminate, and (iii) the authorized number of directors shall be reduced by one. In addition, the Series D and Series E Director may be removed by vote or written consent of a majority of the shares of Series D Preferred and Series E Preferred then outstanding, voting as a single class.

(C)                               If at any time there are fewer than 100,000 shares (as adjusted for stock splits, stock dividends, recapitalizations and similar events) of Series F Preferred outstanding (i) the right of the holders of the shares of Series F Preferred to elect the Series F Director will terminate, (ii) the term of office of the Series F Director will automatically terminate, and (iii) the authorized number of directors shall be reduced by one. In addition, a

Series F Director may be removed by vote or written consent of a majority of the shares of Series F Preferred then outstanding.

(D)                               A Joint Director may be removed by vote or written consent of a majority of the shares of Common Stock, Series A Preferred and Series B Preferred then outstanding, voting together as a single class on an as-converted-to-Common Stock basis; provided, however, that a Joint Director may not be removed (unless the entire Board is removed) when the votes cast against removal, or not consenting in writing to the removal, would be sufficient to elect such Joint Director if voted cumulatively at an election at which the same total number of votes were cast (or, if the action is taken by written consent, all shares entitled to vote were voted) and the entire number of Joint Directors authorized at the time of the Joint Director’s most recent election were then being elected.

(iv)                              Vacancies.

(A)                               In the event of a vacancy on the Board created by the resignation, death, or removal of a Series C Director, such vacancy shall be filled: (i) by the Board upon receipt by the Board of, and in accordance with, written consents specifying the new director to fill such vacancy and signed by the holders of a majority of the shares of Series C Preferred then outstanding, or (ii) by vote or written consent of the holders of a majority of the Series C Preferred then outstanding.

(B)                               In the event of a vacancy on the Board created by the resignation, death, or removal of the Series D and Series E Director, such vacancy shall be filled: (i) by the Board upon receipt by the Board of, and in accordance with, written consents specifying the new director to fill such vacancy and signed by the holders of a majority of the shares of Series D Preferred and Series E Preferred then outstanding, or (ii) by vote or written consent of the holders of a majority of the Series D Preferred and Series E Preferred then outstanding.

(C)                               In the event of a vacancy on the Board created by the resignation, death, or removal of the Series F Director, such vacancy shall be filled: (i) by the Board upon receipt by the Board of, and in accordance with, written consents specifying the new director to fill such vacancy and signed by the holders of a majority of the shares of Series F Preferred then outstanding, or (ii) by vote or written consent of the holders of a majority of the Series F Preferred then outstanding.

(D)                               In the event of a vacancy on the Board created by the resignation, death, or removal of a Joint Director, such vacancy shall be filled by the Board only upon receipt by the Board of, and in accordance with, a written consent specifying the new director to fill such vacancy and signed by the holders of a majority of the shares of Common Stock, Series A Preferred and Series B Preferred then outstanding, voting together as a single class on an as-converted-to-Common Stock basis.

EIGHT.                                                     Protective Provisions.

A.                                    In addition to any other class vote that may be required by law, this Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a 66 2/3% of the then outstanding shares of Preferred Stock, voting together as a single class on an as converted basis:

1.                                      repurchase, redeem, or retire, directly or indirectly, any shares of Common Stock or Preferred Stock except repurchases of Common Stock at no greater than cost held by officers, employees, directors or consultants whose services to the Corporation have been terminated and (i) who were party to an agreement with the Corporation prior to such termination that provided for such repurchase or (ii) where such transaction is approved by the Board;

2.                                      effect a Liquidation Event;

3.                                      alter or change the rights, preferences or privileges of any series of the Preferred Stock so as to adversely affect such shares or effect a merger, combination or other corporate transaction or series of related transactions pursuant to which the rights, preferences or privileges of the Preferred Stock would be changed in any way or pursuant to which the Preferred Stock will be exchanged for new securities having different rights, preferences or privileges.

4.                                      increase or decrease the authorized number of shares of Preferred Stock (or any series thereof) or Common Stock;

5.                                      authorize the issuance of securities having rights, preferences or restrictions senior to or pari passu with any series of Preferred Stock in any respect;

6.                                      increase or decrease the size of the Board, except as provided in Article Seven, Section C(iii);

7.                                      amend the Certificate of Incorporation of the Corporation; and

8.                                      amend or repeal the Bylaws of the Corporation.

B.                                    Section A notwithstanding, this Corporation shall not increase or decrease the aggregate number of Common Shares authorized without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a 66 2/3% of the then outstanding shares of Preferred Stock and Common Stock, voting together as a single class; provided, however, that in no case shall this Corporation decrease the aggregate number of shares of Common Stock below the number of shares of Common Stock then outstanding.

C.                                    The Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a 66 2/3% of the then outstanding shares of Series F Preferred Stock take any action that would alter the rights, preferences or privileges of, or adversely affect, the Series F Preferred Stock.

NINE.                                                              Status of Converted Stock.  In the event any shares of Preferred Stock shall be converted pursuant to Article 6 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation. The Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction of the Corporation’s authorized capital stock.

TEN.                                                                    The Corporation is to have perpetual existence.

ELEVEN.                                           In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

TWELVE.                                        The election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

THIRTEEN.                            Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.

The books of the Corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

FOURTEEN.                          To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of the Corporation, or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

FIFTEEN.                                         Advance notice of new business and stockholder nomination for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation

SIXTEEN.                                       The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

* * *

D.                                    This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of this Corporation.

E.                                     This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the Corporation.

IN WITNESS WHEREOF, Expression Diagnostics, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by the President in Brisbane, California this 4th day of May, 2007.

EXPRESSION DIAGNOSTICS, INC.

By:	/S/ PIERRE CASSIGNEUL
Pierre Cassigneul, President

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

EXPRESSION DIAGNOSTICS, INC.

Expression Diagnostics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST:  That, pursuant to a meeting, the Board of Directors of the Corporation has duly adopted resolutions for the purpose of declaring the advisability of this Certificate of Amendment, approving the following amended terms:

                The text of Article 1 of the Amended and Restated Certificate of Incorporation of the Corporation shall be amended to read in its entirety as follows:

“The name of the corporation is XDx, Inc. (the “Corporation” or the “Company”).”

SECOND:  That in lieu of a meeting and vote of the stockholders of the Corporation, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH:  That the capital of said Corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, Expression Diagnostics, Inc. has caused this Certificate of Amendment to be signed by Pierre Cassigneul, a duly authorized officer of the Corporation, on August 29, 2007.

/S/ PIERRE CASSIGNEUL
Pierre Cassigneul
Chief Executive Officer